EXHIBIT 107

Calculation of Filing Fee Tables

424(b)(3)

(Form Type)

SPIRE INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(1)

Fees to be Paid	—	—	—	—	—	—	—	—

Fees Previously Paid(1)	Equity	Common Stock, par value $1.00 per share	457(r)	2,006,231	$64.20	$128,800,000	0.00011020	$14,193.76

	Total Offering Amounts					$128,800,000		$14,193.76

	Total Fees Previously Paid							$14,193.76(1)

	Total Fees Offsets							—

	Net Fee Due							$0(1)

(1)

The registrant has previously registered the offer and sale of $200,000,000 of securities pursuant to a prospectus supplement filed by the registrant on May 9, 2022 (the “Prospectus Supplement”), the accompanying prospectus and the automatic shelf registration statement on Form S-3 (File No. 333-264799) filed by the registrant with the Securities and Exchange Commission (the “SEC”) on May 9, 2022, for which the registrant has previously paid the required registration fee. This pricing supplement to which this Exhibit is attached is a final prospectus for the related offering. Accordingly, no additional registration fee is owed in connection with this pricing supplement.